As filed with the Securities and Exchange Commission on August 28, 2012

Registration No: 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sunwin Stevia International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	56-2416925
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

6 Shengwang Avenue, Qufu, Shandong, China	273100
(Address of Principal Executive Offices)	(Zip Code)

2012 Equity Incentive Plan
(Full title of the plan)

Ms. Dongdong Lin
Chief Executive Officer
Sunwin Stevia International, Inc.
6 Shengwang Avenue
Qufu, Shandong, China  273100

with a copy to:
Corporate Creations Network
8275 Southeastern Avenue #200
Las Vegas, NV  89123
702-951-9324

(Name and address of agent for service)

(86) 537-4424999
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share (2)	10,000,000	$0.19	$1,900,000	$218

(1)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the bid and asked prices of the registrant’s common stock as reported on the OTC Bulletin Board on August 23, 2012.

(2)           To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options granted under the 2012 Equity Compensation Plan in the event of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to separate prospectuses.

Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, officers, and consultants of up to 10,000,000 shares of common stock pursuant to our 2012 Equity Compensation Plan.  Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to plan participants any required information as specified by Rule 428(b)(1).  The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended.

PROSPECTUS

Item 1.                                Plan Information.

We established the 2012 Equity Compensation Plan effective August 24, 2012 covering 10,000,000 shares of our common stock to permit us to compensate and offer to our employees, officers, directors and consultants whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company.  The issuance of grants under the plan will be made to persons who are closely related to us and who provide bona fide services to us in connection with our business which are not in connection with the offer or sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities.  Grants of options or shares may be awarded under the plan pursuant to individually negotiated compensation contracts or as determined and/or approved by our board of directors.  The eligible participants include our directors, officers, employees and non-employee consultants and advisors.  There is no limit as to the number of securities that may be awarded under the 2012 Equity Compensation Plan to a single participant.  No grants have been made under the 2012 Equity Compensation Plan as of the date of this prospectus.  The 2012 Equity Compensation Plan does not require restrictions on the transferability of securities issued thereunder.  However, such securities may be restricted as a condition to their issuance where the board of directors deems such restrictions appropriate.  The 2012 Equity Compensation Plan is not subject to the Employee Retirement Income Securities Act of 1974.  Restricted shares awarded under the 2012 Equity Compensation Plan are intended to be fully taxable to the recipient as earned income.

Item 2.                                Registrant Information and Employee Plan Annual Information.

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement.  These documents are incorporated by reference in the Section 10(a) prospectus.  We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b).  Any and all such requests shall be directed to Sunwin Stevia International, Inc. at our principal office at 6 Shengwang Avenue, Qufu, Shandong, China  273100, telephone number (86) 537-4424999.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us.  Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the 2012 Equity Compensation Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

Our principal offices are located at 6 Shengwang Avenue, Qufu, Shandong, China 273100 and our telephone number at that location is (86) 537-4424999.  Our fiscal year end is April 30.  Information which appears on our web site at www.sunwininternational.com is not part of this prospectus.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

REOFFER PROSPECTUS

SUNWIN STEVIA INTERNATIONAL, INC.

10,000,000 Shares of Common Stock

This prospectus forms a part of a registration statement which registers an aggregate of 10,000,000 shares of common stock issued or issuable from time-to-time under the Sunwin Stevia International, Inc. 2012 Equity Compensation Plan.

This prospectus also covers the resale of shares granted under the 2012 Equity Compensation Plan by persons who are our "affiliates" within the meaning of federal securities laws.  Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock.

We will not receive any proceeds from sales of shares by selling security holders.

For a description of the plan of distribution of these shares, please see page 13 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol SUWN.  On August 23, 2012 the last sale price of our common stock was $0.19 per share.

____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2012

When used herein, the terms “Sunwin,” "we," "our," and "us" refers to Sunwin Stevia International, Inc., a Nevada corporation, and our subsidiaries. In addition, when used in this prospectus, “fiscal 2011” refers to the fiscal year ended April 30, 2011 and “fiscal 2012” refers to the fiscal year ended April 30, 2012.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission (SEC).  Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

•           Annual Report on Form 10-K for the year ended April 30, 2012,
•           Current Report on Form 8-K as filed on August 24, 2012, and
•           a second Current Report on Form 8-K as filed on August 24, 2012.

In addition, all reports and documents filed by us pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Corporate Secretary, 6 Shengwang Avenue, Qufu, Shandong, China 273100 and our telephone number at that location is (86) 537-4424999.

OUR COMPANY

We sell stevioside, a natural sweetener, as well as herbs used in traditional Chinese medicines. Substantially all of our operations are located in the People’s Republic of China (PRC). We have built an integrated company with the sourcing and production capabilities designed to meet the needs of our customers.

During fiscal 2012 our operations were organized into two operating segments related to our product lines:

•	Stevioside, and
•	Chinese medicines.

In our Stevioside segment, we produce and sell a variety of purified steviol glycosides with rebaudioside A and stevioside as the principal components, an all natural, low calorie sweetener, and OnlySweet, a stevioside based table top sweetener. In fiscal 2012, our Stevioside segment generated revenues of $9.8 million, representing 76% of our total consolidated revenues.

In our Chinese medicine segment, we manufacture and sell traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals. In fiscal 2012 this segment generated revenues of $3.1 million, representing 24% of our total consolidated revenues.

Our principal executive offices are located at 6 Shengwang Avenue, Qufu, Shandong, China 273100 and our telephone number at that location is (86) 537-4424999.  Our fiscal year end is April 30.  The information which appears on our website at www.sunwininternational.com is not part of this prospectus.

RISK FACTORS

Investing in shares of our common stock involves significant risks and uncertainties. Before making an investment decision, you should carefully consider the risks described below and in our subsequent filings with the SEC, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the common stock being offered.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our shares of common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY

IN RECENT YEARS OUR REVENUES HAVE DECLINED AND THERE ARE NO ASSURANCES THEY WILL RETURN TO HISTORIC LEVELS IN FUTURE PERIODS. OUR OPERATING LOSSES ARE IMPACTING OUR LIQUIDITY

Our total revenues from continuing operations were $12.9 million in fiscal 2012 as compared to $9.6 million in fiscal 2011. Although our revenues from continuing operations for fiscal 2012 increased approximately 35% from fiscal 2011, our revenues continue to be less than recent fiscal years. In fiscal 2009 reported total revenues of $22.0 million and in fiscal 2010 our total revenues were $14.5 million. We believe that revenues in our Stevioside segment, which increased 35% in fiscal 2012 from fiscal 2011, will continue to increase in future periods due to increased worldwide acceptance of stevia-based sweeteners, there are no assurances our expectations are correct or that our efforts to increase our revenues in our Stevioside segment will be. In addition, while our operating loss and net loss each declined in fiscal 2012 from fiscal 2011, it is likely that we will continue to report losses from operations in future periods and we will be required to use our working capital to fund our operating expenses instead of our growth.

OUR CASH AND WORKING CAPITAL DECLINED IN FISCAL 2012 FROM FISCAL 2011. CONTINUING DECLINES WILL IMPACT OUR ABILITY TO FUND OUR OPERATIONS AND MAY REQUIRE US TO RAISE CAPITAL.

At April 30, 2012 we had cash of $2.96 million as compared to $10.6 million at April 30, 2011, a decline of $7.6 million. Our working capital at April 30, 2012 was $10.6 million as compared to $14.1 million at April 30, 2011, a decline of 25%. Our cash and working capital in fiscal 2012 were adversely impacted by our operating loss of $3.8 million as well as our net cash used in operating activities of $3.9 million. We do not have any sources for working capital other than our operations. While we believe that we have adequate working capital to fund our operations for the next 12 months, if our operating losses were to increase for any reason, it is possible that we would need to raise additional capital or curtail some of our expansion plans. We do not have any agreements or understandings with any third parties for capital commitments and there are no assurances we would be able to secure additional capital as may be necessary upon terms and conditions satisfactory to us. In that event, it is likely we would curtain some of our expansion plans which would adversely impact our operating results in future periods.

OUR FUTURE REVENUES DEPEND UPON CONTINUED MARKET ACCEPTANCE OF OUR STEVIOSIDE PRODUCTS AND APPLICATION OF STEVIOSIDE IN MAINSTREAM CONSUMER PRODUCTS.

Currently we derive a majority of our revenue from the sale of stevioside and stevioside based products, and we expect this will continue for the foreseeable future. If manufacturers and producers of products that use stevioside as a sweetener do not increase their purchases and the market does not continue to accept these products, our revenues will continue decline significantly, which would negatively affect our results of operations, financial condition and cash flows.  Factors that may affect the market acceptance of our stevioside based sweetener products include the taste, price, availability of supply, competing products, the development of stevioside-based flavors, and its applications in mainstream consumer products. Many of these factors, especially research and development activities related to stevioside-based flavors and mainstream consumer products, are beyond our control.

THERE ARE NO ASSURANCES OUR RECENT AGREEMENT WITH DOMINO FOODS, INC. WILL RESULT IN ANY SIGNIFICANT REVENUES TO US.

In December 2011, we entered into a supplier agreement with Domino Foods, Inc. to sell our Reb A 60 and higher grades of stevia in quantities and at prices for the stevia ingredients to be ordered by Domino Foods, Inc. In fiscal 2012, we did not have any sales to Domino Foods, Inc. under this agreement. There are no assurances we will make any substantial sales to Domino Foods, Inc. under this agreement or that the agreement will be renewed when it expires in December 2012.

EACH OF OUR TWO MAIN PRODUCT GROUPS OPERATE IN HIGHLY COMPETITIVE MARKETS WHERE THE BARRIER TO ENTRY IS LOW.

Each of our product groups is subject to competition from other manufacturers of those products and the barriers to entry in the markets in which we compete are relatively low. While we believe we are one of the leading manufacturers of stevioside in the PRC, from time to time there is a sporadic oversupply of this product which can decrease our market share and competitive position in this product group. Because there are no assurances we will be successful in this endeavor, we may never attain a competitive position in this product group. In addition, our competition within the traditional Chinese medicine formula extract portion of our business is the most intense. There are over 500 companies in China against whom we compete in the sale of traditional Chinese medicine formula extracts and the barriers to entry in this product segment are relatively low. If these other companies successfully market their products or market their products better than we market ours, we may have a difficult time marketing and selling our products. As a result, we cannot assure you that we will be able to effectively compete in any of our product segments.

WE ARE DEPENDENT ON OUR PRESIDENT AND THE LOSS OF HIS SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We are dependent upon the services of Mr. Laiwang Zhang, our president and chairman of the board of directors, for the continued growth and operation of our company because of his experience in the industry and his personal and business contacts in the PRC. We do not have an employment agreement with Mr. Zhang. We also have done business with several companies which are affiliated with Mr. Zhang as described our Annual Report on Form 10-K for the year ended April 30, 2012 and our subsequent filings with the SEC.  Although we have no reason to believe that Mr. Zhang would discontinue his services with us, the interruption or loss of his services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY IMPACT OUR PROFIT MARGIN AND FINANCIAL POSITION.

Our principal raw materials are stevia used to make stevioside and herbs used in the formulation of traditional Chinese medicine extracts. The prices for these raw materials are subject to market forces largely beyond our control, including availability and competition in the market place. The prices for these raw materials have varied significantly in the past and may vary significantly in the future. Our cost of sales as a percentage of revenues was 85.2% in fiscal 2012 and 84.9% in fiscal 2011, and we may experience significantly higher costs in the future. Because of increased competition in all of our business segments, we may not be able to pass along potential raw material price increases to our customers and, accordingly, our gross profit margins would be adversely impacted.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION. IF WE FAIL TO COMPLY WITH THE APPLICABLE REGULATIONS, OUR ABILITY TO OPERATE IN FUTURE PERIODS COULD BE IN JEOPARDY.

We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection under the PRC Food Safety Laws by the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts and steviosides. We are also licensed by the Shandong Provincial Government to manufacture stevioside. While we are in substantial compliance with all provisions of these laws, inspections and licenses and have no reason to believe that any licenses will not be renewed as required by the applicable rules of the PRC Central Government and the Shandong Province, any non-renewal of these licenses could result in the cessation of our business activities. In addition, any change in those laws and regulations could impose costly compliance requirements on us or otherwise subject us to future liabilities.

OUR RECOGNITION OF UNREALIZED GAINS (LOSS) ON FOREIGN CURRENCY TRANSACTION CAN MATERIALLY IMPACT OUR INCOME FROM PERIOD TO PERIOD.

The functional currency of our Chinese subsidiaries is the RMB. As required by generally accepted accounting principles, net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. In fiscal 2012 the effect of the foreign exchange transaction was $0.9 million and in fiscal 2011 it was $1.7 million. The recording of these non-cash gains, which is required under generally accepted accounting principles in the United States, could have a material impact on our financial statements.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH STOCKHOLDERS MAY HAVE LESS PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND OTHER MATTERS.

The Sarbanes-Oxley Act of 2002 and other federal legislation has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE MTK LLC or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, the adoption of a code of ethics and the adoption of a related persons transaction policy. Although we have adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit committee or other independent committees of our board of directors as we presently do not have any independent directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors and our lack of independent directors, decisions concerning matters such as the terms of related party transactions, the amount of management fee paid to a related party, compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

OUR ACCOUNTING PERSONNEL HAVE LIMITED EXPERIENCE WITH U.S. GAAP AND WE ARE DEPENDENT UPON THE SERVICES OF CDI TO ENSURE THAT OUR FINANCIAL STATEMENTS ARE PROPERLY PREPARED.

Although our Chief Financial Officer and members of our accounting staff have significant experience with the application of accounting principles and the relevant financial regulations applicable to enterprises established in the PRC, these individuals have limited experience in the application of U.S. GAAP. Since 2005 China Direct Investments, Inc. (CDI) has been providing various accounting and other corporate management services to us and we are materially dependent upon this firm to assist us in the preparation of our financial statements and reports we file with the Securities and Exchange Commission. If we were to lose the services of CDI, or any similar firm which we may engage in the future, our ability to prepare our financial statements in conformity with U.S. GAAP and to timely file our annual and quarterly reports with the Securities and Exchange Commission would be materially and adversely impacted. If we are unable to properly and timely file these reports, our common stock would be removed from quotation on the OTC Bulletin Board and we could become subject to an enforcement action by the Securities and Exchange Commission.

RISKS RELATED TO DOING BUSINESS IN CHINA

UNCERTAINTIES WITH RESPECT TO THE PRC LEGAL SYSTEM COULD HARM US.

Our operations in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, prior court decisions have limited precedential value. We are subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some-time after the violation has occurred. Moreover, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities, including local government authorities, thus making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Further, on August 29, 2008, State Administration of Foreign Exchange (SAFE) promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of its capital contribution in foreign currency into RMB. The notice requires that the capital of a foreign-invested company settled in RMB converted from foreign currencies shall be used only for purposes within the business scope as approved by the authorities in charge of foreign investment or by other competent authorities and as registered with the Administration for Industries and Commerce and, unless set forth in the business scope or in other regulations, may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the capital of a foreign-invested company settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, including heavy fines. As a result, Circular 142 may significantly limit our ability to capitalize our PRC operations, which could adversely affect our ability to invest in or acquire any other PRC companies.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUE EFFECTIVELY.

Because all of our revenue is denominated in RMB, restrictions on currency exchange may limit our ability to use revenue generated in RMB to fund any business activities we may ultimately have outside China or to make dividend payments to our stockholders in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of SAFE is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our subsidiaries capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

FLUCTUATIONS IN THE VALUE OF THE RMB MAY HAVE A MATERIAL ADVERSE EFFECT ON YOUR INVESTMENT.

The change in value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the current policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Recently, the PRC has decided to proceed further with reform of the RMB exchange regime and to enhance the RMB exchange rate flexibility. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the RMB against the U.S. dollar. Any significant revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, our common stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Consequently, appreciation or depreciation in the value of the RMB relative to the U.S. dollar could materially adversely affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

RECENT SAFE REGULATIONS COULD ADVERSELY IMPACT OUR COMPANY AND SUBJECT US TO FINES.

Recent PRC regulations relating to offshore investment activities by PRC residents and employee stock options granted by overseas-listed companies may increase our administrative burden, restrict our overseas and cross-border investment activity or otherwise adversely affect the implementation of our acquisition strategy. If our stockholders who are PRC residents, or our PRC employees who are granted or exercise stock options, fail to make any required registrations or filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws. In 2005, SAFE promulgated regulations that require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our stockholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies, will be required to register those investments. In addition, any PRC resident who is a direct or indirect stockholder of an offshore company is required to file or update the registration with the local branch of SAFE, with respect to that offshore company, any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or creation of any security interest. If any PRC stockholder fails to make the required SAFE registration, the PRC subsidiary of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We cannot provide any assurances that all of our stockholders who are PRC residents will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of our PRC resident stockholders to comply with the registration procedures set forth in the SAFE regulations may subject our company fines and legal sanctions, restrict our cross-border investment activities, or limit our ability to distribute dividends to or obtain foreign-exchange dominated loans from our company. As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and obtaining foreign currency denominated borrowings, which may harm our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

THE NEW M&A RULES ESTABLISH MORE COMPLEX PROCEDURES FOR SOME ACQUISITIONS OF CHINESE COMPANIES BY FOREIGN INVESTORS, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO PURSUE GROWTH THROUGH ACQUISITION IN CHINA.

The New M&A Rules that became effective on September 8, 2006 established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the Regulations on Foreign Investors' Mergers and Acquisitions of Domestic Enterprises (M&A Rules) to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could materially adversely affect our ability to grow our business through acquisitions in China.

UNDER PRC LAWS, ARRANGEMENTS AND TRANSACTIONS AMONG RELATED PARTIES MAY BE SUBJECT TO A HIGH LEVEL OF SCRUTINY BY THE PRC TAX AUTHORITIES.

Under PRC laws, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. Under the Regulation on the Implementation of the Enterprise Income Tax Law of the PRC, the “related party” means the enterprises, other organizations or individuals that have any of the following relations with an enterprise:

•	direct or indirect control relationship with respect to capital, management, sale or purchase, etc.;
•	directly or indirectly controlled by a common third-party;
•	any other relationship of interest.

We engage in a number of transactions with related parties. If any of the transactions we enter into with related parties are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow any tax savings, adjust the profits and losses of such possible future PRC entities and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for any such tax savings would in all likelihood substantially increase our possible future taxes and thus reduce our net income in future periods.

WE FACE RISKS RELATED TO NATURAL DISASTERS AND HEALTH EPIDEMICS IN CHINA, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

Our business could be materially adversely affected by natural disasters or the outbreak of health epidemics in China. For example, in May 2008, Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. In addition, in the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome, or SARS. In April 2009, an outbreak of the H1N1 virus, also commonly referred to as “swine flu” occurred in Mexico and has spread to other countries. Cases of swine flu have been reported in Hong Kong and mainland China. The Chinese government and certain regional governments within China have enacted regulations to address the H1N1 virus, which may have an effect on our business. If the outbreak of swine flu were to become widespread in China or increase in severity, it could have an adverse effect on economic activity in China, and could require the temporary closure of our facilities. Such events could severely disrupt our business operations and harm our results of operations. Any future natural disasters or health epidemics in the PRC could also have a material adverse effect on our business and results of operations.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Although we are a U.S. company, substantially all of our business and operations are conducted in the PRC. We are a party to certain material contracts, including the leases for the facilities used by our stevioside and our Chinese medicine segments. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have yet to experience any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot assure you that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of these hypothetical future events could have on our company.

IT MAY BE DIFFICULT FOR STOCKHOLDERS TO ENFORCE ANY JUDGMENT OBTAINED IN THE UNITED STATES AGAINST US, WHICH MAY LIMIT THE REMEDIES OTHERWISE AVAILABLE TO OUR STOCKHOLDERS.

Substantially all of our assets are located outside the United States and substantially all of our current operations are conducted in the PRC. Moreover, all of our directors and officers are nationals or residents of the PRC. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in the PRC against us or such persons predicated upon the securities laws of the United States or any state thereof.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

DUE TO RECENT CHINESE ACCOUNTING SCANDALS, THE PRICE OF OUR COMMON STOCK MIGHT FLUCTUATE SIGNIFICANTLY AND IF OUR STOCK PRICE DROPS SHARPLY, WE MAY BE SUBJECT TO STOCKHOLDER LITIGATION, WHICH COULD CAUSE OUR STOCK PRICE TO FALL FURTHER.

In the past few months, there have been well-publicized accounting problems at several U.S.-listed Chinese companies that have resulted in significant drops in the trading prices of their shares and, in some cases, have led to the resignation of outside auditors, trading halts or share delistings by NASDAQ or the New York Stock Exchange, and investigations by the Division of Enforcement of the Securities and Exchange Commission. Many, but not all, of the companies involved in these scandals had entered the U.S. trading market through “reverse mergers” into publicly traded shells. The scandals have had a broad effect on Chinese companies with shares listed or quoted in the United States. Past or future accounting scandals in other Chinese companies could have a material adverse effect on the market for shares of our common stock and the interest of investors in our company or generally in PRC companies. In this event, the fluctuations in the market prices of our common stock could result in decreased liquidity and/or declining stock prices unrelated to our results of operation or business. In addition, as set forth in the risk factor immediately below, we do not have any audit committee financial experts on our board of directors and, accordingly, the risk of future errors in our financial statements is increased.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders.

In addition, our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are currently outstanding. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Collectively, these provisions may prevent a change of control of our company in situations where a change of control would be beneficial to our stockholders.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK COULD BE CONSIDERED A “PENNY STOCK” WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

As the trading price of our common stock is less than $5.00 per share, our common stock could be considered a “penny stock,” and trading in our common stock could be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a “penny stock”, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

A LARGE PORTION OF OUR OUTSTANDING COMMON SHARES ARE “RESTRICTED SECURITIES” AND FUTURE SALES OF THOSE SHARES BY OUR STOCKHOLDERS COULD ADVERSELY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

At August 24, 2012 we had 167,022,803 shares of common stock outstanding, of which approximately 64,235,000 shares are "restricted securities." Future sales of restricted common stock under Rule 144 or otherwise could negatively impact the market price of our common stock.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale.  Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This prospectus contains forward-looking statements. The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Risk Factors appearing elsewhere in this prospectus:

•	Our revenues have declined in the past two fiscal years, as compared to prior fiscal years, and there are no assurances they will return to historic levels in future periods;
•
Dependence upon continued market acceptance of our stevioside products, maintaining Generally Recognized as Safe status in the United States and obtaining approval in other countries in the world that currently do not permit use of steviosides in food products;

•	Competition and low barriers to entry to the market in which we sell our products;
•	Our dependence on the services of our president;
•	Our inability to control the cost of our raw materials;
•	The limitation on our ability to receive and use our cash flows effectively as a result of restrictions on currency exchange in the PRC;
•	Our operations are subject to government regulation. If we fail to comply with the applicable regulations, our ability to operate in future periods could be in jeopardy;
•	The absence of various corporate governance measures which may reduce stockholders’ protections against interested director transactions, conflicts of interest and other matters;
•	The effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC;
•	The impact of economic reform policies in the PRC;
•	The influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities;
•	The impact of any natural disasters and health epidemics in China;
•
Regulations relating to offshore investment activities by Chinese residents may increase the administrative burden we face and create regulatory uncertainties that may limit or adversely affect our ability to complete a business combination with PRC companies;

•
The lack of various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States;

•	Our ability to enforce our rights due to policies regarding the regulation of foreign investments in China;
•	Difficulties stockholders may face who seek to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders;
•	Our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences;
•	Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our stockholders;
•	Our dependence on our corporate management services in the preparation of our financial statements and reports we file with the SEC;
•	Adverse affects on the liquidity of our stock because it currently trades below $5.00 per share, is quoted on the OTC bulletin board, and is considered a “penny stock;” and
•	The impact on our stock price due to future sales of restricted stock held by existing stockholders.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders.

SUNWIN STEVIA INTERNATIONAL, INC.
2012 EQUITY COMPENSATION PLAN

On August 24, 2012, our board of directors approved the 2012 Equity Compensation Plan which we refer to as the 2012 Plan.  The 2012 Plan reserves 10,000,000 shares of our common stock for issuance pursuant to the terms of the plan upon the grant of restricted stock awards, deferred stock grants, stock appreciation rights and/or the exercise of options granted under the 2012 Plan.  The 2012 Plan also contains an “evergreen formula” by which the number of shares of common stock available for issuance under the 2012 Plan will automatically increase on the first trading day of January each calendar year during the term of the 2012 Plan, beginning with calendar year 2013, by an amount equal to 1.5% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 150,000 shares of common stock. The terms and provisions of the 2012 Plan are summarized below, which summary is qualified in its entirety by reference to the 2012 Plan which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Grants to be made under the 2012 Plan may be made to our employees,  officers, directors and consultants.  The recipient of any grant under the 2012 Plan, and the amount and terms of a specific grant, will be determined by our board of directors.

As of the date of this prospectus, no grants have been made under the 2012 Plan.

Administration and Eligibility

The 2012 Plan will be administered by our board of directors or a committee of the board to be appointed by the Board.  The board of directors will determine, from time to time, those of our employees, executive officers, directors and/or consultants to whom stock awards or plan options will be granted, the terms and provisions of each such grant, the dates such grants will become exercisable, the number of shares subject to each grant, the purchase price of such shares and the form of payment of such purchase price.  All other questions relating to the administration of the 2012 Plan and the interpretation of the provisions thereof are to be resolved at the sole discretion of the board of directors.

Amendment and Termination of the 2010 Plan

The board of directors may amend, suspend or terminate the 2012 Plan at any time, except that no amendment shall be made which:

•
increases the total number of shares subject to the plan in excess of the evergreen formula or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization),

•	affects outstanding options or any exercise right thereunder,
•	extends the term of any option beyond 10 years, or
•	extends the termination date of the plan.

Unless the plan is suspended or terminated by the board of directors, the 2012 Plan will terminate on August 24, 2022. Any termination of the 2012 Plan will not affect the validity of any options previously granted thereunder.

Grants under the 2012 Plan

The 2012 Plan provides for the grant of restricted stock awards, deferred stock grants, stock appreciation rights and stock options.  Any option granted under the 2010 Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of the grant.  Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market.

Adjustment Upon Changes in Capitalization or other Corporate Event

The 2012 Plan provides that, in the event of any dividend, other than a cash dividend, payable on shares of our common stock, a stock split, combination or exchange of shares, or other similar event occurring after the grant of an award which results in a change in the shares of our common stock as a whole:

•	the number of shares issuable in connection with any outstanding award and the applicable purchase price, if any, will be proportionately adjusted to reflect the occurrence of any of these events, and
•
the board of directors will determine whether this event requires an adjustment in the aggregate number of shares reserved for issuance under the 2012 Plan.  The board may either elect to proportionally adjust the number of shares reserved for issuance under the 2012 Plan or to retain the original number of shares reserved and available under the plan in their sole discretion.

Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the board of directors may declare that each option granted under the plan will terminate as of a date to be fixed by the board provided that not less than 30 days written notice of the date is given to each participant holding an option, and each such participant has the right, during the period of 30 days preceding such termination, to exercise the participant’s option, in whole or in part, including as to options not otherwise exercisable.

Assignability of Plan Options and Termination of Employment

All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee, except as provided by the board of directors.  If a holder’s employment with us terminates by reason of death, any stock option held by the holder, unless otherwise determined by our board at the time of grant, will automatically terminate, except that the portion of the stock option that has vested on the date of death may be exercised by the legal representative of the estate or by the legatee of the holder under the will of the holder, for a period of one year, or any other greater or lesser period as the board may specify at grant, from the date of death or until the expiration of the term of the stock option, whichever period is the shorter.  If a holder’s employment with us terminates by reason of his disability, any stock option held by a holder, unless otherwise determined by the board at the time of grant, will automatically terminate, except that the portion of the stock option that has vested on the date of termination may be exercised by the holder for a period of one year, or any other greater or lesser period as the board may specify at the time of grant, from the date of termination or until the expiration of the term of the stock option, whichever period is the shorter.

Summary of Federal Tax Consequences

The following is only a brief summary of the effect of federal income taxation on an optionee under the 2012 Plan. In fiscal 2006 we adopted FASB ASC Topic 718 which requires that compensation costs related to share-based payment transactions, such as stock options or restricted stock award, be recognized in the financial statements.  Under ASC Topic 718, an optionee, recipient of a restricted stock award and our company will be subject to certain tax consequences and accounting charges.

Options granted under the 2012 Plan will not satisfy the requirements of Section 422 of the Internal Revenue Code and will be considered non-qualified options.  No taxable income is recognized by an optionee upon the grant of an option.  The optionee will in general recognize ordinary income, in the year in which an option is exercised, equal to the excess of the fair market value of purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to this income. Upon a subsequent sale of the purchased shares, the optionee will generally recognize either a capital gain or a capital loss depending on whether the amount realized is more or less than the exercise price. We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to an exercised option. The deduction will in general be allowed for our taxable year in which ordinary income is recognized by the optionee in connection with the acquisition of the option shares.

Unless the recipient of a restricted stock grant elects to treat the grant as ordinary income at the time the grant is made, the recipient does not recognize taxable income upon the grant of restricted stock. Instead, the recipient will recognize ordinary income at the time of vesting (i.e. when the restrictions on the grant lapse) equal to the fair market value of the restricted shares on the vesting date minus any amount paid for the restricted shares. At the time that the recipient recognizes ordinary income in respect of the restricted stock grant, we would be entitled to a tax deduction for compensation expense equal to the amount of ordinary income recognized by the recipient.

Restrictions Under Securities Laws

The sale of all shares issued under the 2012 Plan must be made in compliance with federal and state securities laws.  Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption.  Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SELLING SECURITY HOLDERS

At August 24, 2012 there were 167,022,803 shares of our common stock are issued and outstanding, which is our only class of voting securities.  The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws.  These persons will be members of our board of directors, executive officers and/or employees of our company.  Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

The following table sets forth:

•	the name of each affiliated selling security holder,
•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
•	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus, and
•	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table.  Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby.  We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the 2012 Plan and are deemed affiliates, may affect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.

Grants may be made to affiliates in the future which we are not able to identify at this time.  Before any of our affiliates sell any of his shares received under the 2012 Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling security holder	Number of shares owned	Shares to be offered	Shares to be owned after offering	% owned after offering

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices.  The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

•           on the over-the-counter market on which our shares may be quoted from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

•           in transactions other than on the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

•           through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of our company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our articles of incorporation, as amended, is a summary thereof and is qualified by reference to our articles of incorporation, as amended, a copy of which may be obtained upon request. The authorized capital stock of our company consists of 200,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of blank check preferred stock, par value $0.001 per share.  At August 24, 2012 there were 167,022,803 shares of our common stock and no shares of our preferred stock issued and outstanding.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock do not have cumulative voting rights.  Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The board of directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

Transfer agent

Colonial Stock Transfer, Inc., 66 Exchange Place, Salt Lake City, UT  84111 is the transfer agent for our common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, FL  33431.

EXPERTS

Our audited consolidated balance sheets as of April 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the years ended April 30, 2012 and 2011 are incorporated by reference in the registration statement of which this prospectus is a part have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INDEMNIFICATION

The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

•	the officer or director conducted himself or herself in good faith;
•	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
•
in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement.

•           Annual Report on Form 10-K for the year ended April 30, 2012,
•           Current Report on Form 8-K as filed on August 24, 2012, and
•           a second Current Report on Form 8-K as filed on August 24, 2012.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to our Corporate Secretary at 6 Shengwang Avenue, Qufu, Shandong, China 273100 and our telephone number at that location is (86) 537-4424999.

Item 4.                                Description of Securities.

A description of the registrant's securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

•	the officer or director conducted himself or herself in good faith;
•	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
•
in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.                                 Exemption From Registration Claimed.

Persons eligible to receive grants under the 2012 Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision.  The recipient must express an investment intent and, in the absence of registration under the Securities Act of 1933, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8.                                Exhibits.

Exhibit No.	Description
4.1
Sunwin Stevia International, Inc. 2012 Equity Compensation Plan (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 24, 2012)

5.1	Opinion of Pearlman Schneider LLP *
23.1	Consent of Sherb & Co., LLP.*
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)*

*           Filed herewith.

Item 9.                                Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.           That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

4.           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.

The undersigned registration hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Qufu, Shandong, China on August 27, 2012.

Sunwin Stevia International, Inc.

By: /s/ Dongdong Lin
Dongdong Lin, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Dongdong Lin his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laiwang Zhang Laiwang Zhang	Chairman of the Board of Directors and President	August 27, 2012

/s/ Dongdong Lin Dongdong Lin	Chief Executive Officer, director, principal executive officer	August 27, 2012

/s/ Fanjun Wu Fanjun Wu	Chief Financial Officer, principal financial and accounting officer	August 27, 2012

/s/ Chengxiang Yan Chengxiang Yan	Director	August 27, 2012